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                        [LETTERHEAD OF BRYAN CAVE LLP]


                               January 15, 2000


EMB Corporation
3200 Bristol Street, 8/th/ Floor
Costa Mesa, CA  92626


     Re:  Registration on Form S-8/A


Gentlemen:

     At your request, we have examined the Registration Statement on Form S-8/A (the "Registration Statement") as proposed to be filed by you with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of the offer and sale of up to 1,250,000 shares (the "Shares") of Common Stock, no par value per share, of EMB Corporation, a Hawaii corporation (the "Company"), to be issued pursuant to the Company's 1999 Stock Compensation Plan. We have further examined the proceedings that you have previously taken and are familiar with the additional proceedings proposed to be taken in connection with the authorization, issuance, and sale of the Shares.

     Subject to compliance with applicable state securities and "Blue Sky" laws, we are of the opinion that the Shares, upon their issuance and sale in the manner described in the Registration Statement, will be legally issued, fully paid, and non-assessable securities of the Company.

     We consent to the use of this opinion as Exhibit 5.1 of the Registration Statement and to the use of our name in the Prospectus constituting a part thereof.


                               Very truly yours,


                               /s/ Randolf W. Katz


                               Randolf W. Katz